Exhibit 10.29

AKAMAI TECHNOLOGIES, INC.

8 Cambridge Center

Cambridge, MA 02142

December 31, 2008

Mr. Paul Sagan

5 Sunset Ridge

Lexington, MA 02421

Re:	Amendment to Employment Agreement

Dear Paul:

In accordance with Section 9 of your January 4, 2005 Employment Agreement with Akamai Technologies, Inc. (the “Company”), the following sets forth an amendment thereto.

1. Section 5A is hereby amended by adding the following sentence to the end thereof: “The Gross-Up Payment shall be paid to the Executive as soon as practicable following the determination of liability but in any event no later than the end of the taxable year next following the taxable year in which the Executive remits the taxes related to the Gross-Up Payment.”

2. The seventh paragraph of Section 5 is hereby amended by amending the parenthetical defining “long term disability” to read as follows: “(as that term is defined in the Company’s then-current long term disability plan, provided you are disabled as defined in Section 409A(a)(2)(C) of the Code of 1986, as amended and the applicable Treasury Regulations)”.

3. Section 5 is hereby further amended by deleting the last sentence of the seventh paragraph and the first sentence of the eighth paragraph

4. Section 5 is hereby further amended by adding the following paragraph to the end thereof: “Any payments or benefits to be paid under this Section 5 shall be paid within sixty (60) days after the your termination, provided you (or, in the event of your death, an authorized representative of your estate) have executed the Company’s separation agreement, including a release, which is in substantially the same form as the attached and such agreement has become enforceable; provided that if such the last day of such sixty day period occurs in the calendar year after the calendar year of termination, the payments and benefits shall be made no earlier than January 1 of such subsequent calendar year. Any payments under this paragraph 5 (or any other payments to be made to you under any other agreement with the Company on the account of your termination of employment) shall also be subject to Appendix A attached hereto.”

Except as set forth herein, the terms of the Employment Agreement, as previously amended, remain in full force and effect, without amendment. Please sign below to indicate your acceptance of the terms of this amendment to your Employment Agreement.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Melanie Haratunian
Melanie Haratunian
Senior Vice President and General Counsel

I accept the foregoing amendment to my Employment Agreement with the Company.

/s/ Paul Sagan
Paul Sagan

Date: December 31, 2008

APPENDIX A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Appendix A, payments or benefits under Section 5 of this Agreement (or other payments referenced in the last paragraph of Section 5) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 5 (or other payments referenced in the last paragraph of Section 5), as applicable:

A. It is intended that each installment of the payments and benefits provided or referenced under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

B. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5 of this Agreement (or other applicable agreement).

C. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 5 of this Agreement (and other applicable agreements) that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible; and

(ii) Each installment of the payments and benefits due under Section 5 of this Agreement (and other applicable agreements) that is not described in this Appendix A, 1.C.i. above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs.

(iii) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, 1.C.iii., “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

2. All reimbursements and in-kind benefits provided this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.